EXHIBIT B
TRANSACTIONS IN THE COMMON STOCK IN THE PAST 60 DAYS:

		No. of Shares	Price Per
Name	Date	Purchased	Share (1)
AAC	8/10/2011	212,447	$4.9612	(2)

(1)	Excludes brokerage commissions.

(2)
Represents the weighted average purchase price for price increments ranging from $4.90 to $4.99. The Reporting Persons undertake to provide, upon request for the Securities and Exchange Commission staff, the Issuer or a security holder of the Issuer, full information regarding the number of nonderivative securities purchased at each separate price for all transactions reported on this Schedule 13D.